Exhibit 99.1

Smith-Midland Announces Third Quarter 2018 Results

MIDLAND, VA. - Smith-Midland Corporation (the Company) (OTCQX: SMID), which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries, today announced results for the quarter ended September 30, 2018.

CEO Commentary
Ashley Smith, CEO stated, “We are pleased to announce positive results for the third quarter and nine months of 2018. The accounting treatment for the guaranteed buy-back on our largest barrier order ever continues to impact current earnings as the deferred revenue balance increased to $5.4 million and the deferred asset balance increased to $4.3 million, which are not included in current revenue or net profits. Weather delayed some shipments to the jobsite on this order, and the Company is now expecting full delivery by the second quarter of 2019. While current earnings have had a short-term impact from the guaranteed buy-back deferral, the Company expects to continue recognizing significant revenue and net profits over the next four years from this contract.

“Even though the earnings have trailed the prior year, mainly due to the deferred buy-back accounting treatment, we continue to have progressive results that allow us to strategically reinvest for future growth and expansion. With highway and building construction demand remaining solid, the backlog continues to be strong at $31.0 million, which is a 43% increase over the $21.7 million backlog at this time a year ago.

“During the third quarter, the Company added a key SlenderWall licensee located in the Midwest. The addition is expected to create additional exposure of the proprietary product in major markets and increase licensing revenues in the future. The long-term growth opportunity of this proprietary product is gaining traction in the high-rise building construction end market. Smith-Midland is now producing a large SlenderWall order, which will go through the first quarter of 2019. The Company currently has excess capacity to support the anticipated growth for the continued market demand.
“Construction of our newest manufacturing facility in North Carolina continues to be on track and within budget. We should hit our target open of the second quarter 2019. The new plant capacity in North Carolina will be twice as large as the current NC facility. This will help us capture a bigger share of the growing highway market in the region, as we have begun bidding on larger contracts. We’re focused on the long-term growth strength and sustainability in North Carolina with the increased budget for construction spending in future years.”
Third Quarter 2018 Results
The Company reported total revenue of $9.5 million for the three months ended September 30, 2018, compared to $11.5 million for the same period in 2017, a decrease of $2.0 million, or 17%. The pre-tax income for the three months ended September 30, 2018 was $0.7 million compared to pre-tax income of $1.2 million for the same period in 2017, or a decrease of $0.5 million. The Company had net income of $0.5 million for the three months ended September 30, 2018, compared to net income of $0.7 million for the same period in 2017, or a decrease of $0.2 million. The basic and diluted earnings per share were $0.10 for the three months ended September 30, 2018, while the basic and diluted earnings per share were $0.15 for the same period in 2017.

Nine Month 2018 Results
The Company reported total revenue of $28.5 million for the nine months ended September 30, 2018, compared to $31.7 million for the same period in 2017, a decrease of $3.2 million, or 10%. The pre-tax income for the nine months ended September 30, 2018 was $1.1 million compared to a pre-tax income of $3.6 million for the same period in 2017, or a decrease of $2.5 million. The Company had net income of $0.8 million for the nine months ended September 30, 2018, compared to net income of $2.3 million for the same period in 2017, or a decrease of $1.5 million. The basic and diluted earnings per share were $0.16 and $0.15 for the nine months ended September 30, 2018, respectively, while the basic and diluted income per share were $0.46 for the same period in 2017.
Balance Sheet and Liquidity
As of September 30, 2018, the Company had cash and investments totaling $3.8 million, outstanding debt on notes payable totaling $3.4 million, and no outstanding balances on the Company’s $4.0 million line of credit or the $1.5 million equipment line of credit.
About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.
Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com